Exhibit 35.2

C-III ASSET MANAGEMENT LLC d/b/a GREYSTONE SPECIAL SERVICING 5221 N. O'Connor Blvd., Suite 800 Irving, Texas 75039 Phone: 972-868-5300 Fax: 972-868-5303

OFFICER'S CERTIFICATE
C-III Asset Management LLC

The undersigned, Barry Davis, Vice President of C-III Asset Management LLC, the current Special Servicer under that certain Pooling and Servicing Agreement dated as of April 1, 2016, relating to the Citigroup Commercial Mortgage Trust 2016-P3, Commercial Mortgage Pass-Through Certificates, Series 2016-P3 (the "Pooling and Servicing Agreement"), hereby certifies as follows:

1.	a review of the activities of the Special Servicer under the Pooling and Servicing Agreement during the calendar year 2019 or portion thereof has been made under the undersigned's supervision;
2.

to the best of the undersigned's knowledge, based on such review, the Special Servicer has fulfilled in all material respects all its obligations under the Pooling and Servicing Agreement throughout such year or portion thereof.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 1st day of March, 2020, I have hereunto signed my name.

/s/ Barry Davis

Barry Davis, Vice President